Exhibit 4.4

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AND RECEIPT BY THE ISSUER OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROPANC HEALTH GROUP CORPORATION

UNSECURED JUNIOR SUBORDINATED PROMISSORY NOTE

DUE JUNE 1, 2017

$20,000.00	December 1, 2016

1.	Principal and Interest

FOR VALUE RECEIVED, Propanc Health Group Corporation (the “Company”), hereby absolutely and unconditionally promises to pay to GHS Investments LLC, a Nevada Limited Liability Company, or its registered assigns (the “Lender”), the principal amount of Twenty Thousand Dollars ($20,000.00) on June 1, 2017 (the “Maturity Date”). This Note shall bear simple interest at the rate of five percent (5%) per annum.

The Lender, for itself and its successors and assigns, acknowledges and agrees that this Note, and the payment of amounts due hereunder, are junior to and subordinate in all respects to the existing debt of the Company pursuant to that certain 5% Original Issue Discount Senior Secured Convertible Debenture with an original issue date of October 28, 2015 (the “2015 Debenture”), and the 5% Original Issue Discount Senior Secured Convertible Debenture with an original issue date of September 13, 2016 (the “2016 Debenture”), in each case issued by the Company to Delafield Investments Limited (“Delafield”), as amended, modified, supplemented, restated, refinanced or replaced from time to time. Notwithstanding anything to the contrary herein, no payment pursuant to this Note will occur until such time as the 2015 Debenture and 2016 Debenture have been fully repaid. Any delay in the payment hereunder as a result of this subordination will not trigger any right to rescind, penalty or event of default hereunder.

2.	Repayments and Prepayments; Security.

a.           Subject to the second paragraph of Section 1, all principal and interest under this Note shall be due and payable on the Maturity Date.

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b.           Subject to the second paragraph of Section 1, the Company may prepay this Note at any time. This Note may not be assigned by the Lender, except by operation of law.

c.           This Note is a general unsecured obligation of the Company.

3.	Events of Default; Acceleration.

a.            The principal amount of this Note is subject to prepayment in whole or in part upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”): the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Company, or a general assignment of assets by the Company for the benefit of creditors. Subject to the second paragraph of Section 1, upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note and all of the unpaid interest accrued thereon shall be immediately due and payable.

b.            No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise. The Company accepts and agrees that this Note is a full recourse note and that the Lender may exercise any and all remedies available to it under law.

4.	Notices.

a.            All notices, reports and other communications required or permitted hereunder shall be in writing and may be delivered in person, by telecopy with written confirmation, overnight delivery service or U.S. mail, in which event it shall be mailed by first-class, certified or registered, postage prepaid, addressed (i) if to a Lender, at such Lender’s address as the Lender shall have furnished the Company in writing and (ii) if to the Company at such address as the Company shall have furnished the Lender in writing.

b.           Each such notice, report or other communication shall for all purposes under this Note be treated as effective or having been given when delivered if delivered personally or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or, if sent by electronic communication with confirmation, upon the delivery of electronic communication.

5.	Miscellaneous.

a.            Neither this Note nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing executed by both parties hereto.

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b.           No failure or delay by the Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby. The Company hereby waives presentment, demand, protest and notice of every kind.

c.           This Note shall for all purposes be governed by, and construed in accordance with the laws of the State of New York (without reference to conflict of laws).

d.           This Note shall be binding upon the Company's successors and assigns, and shall inure to the benefit of the Lender's successors and permitted assigns.

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IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer to take effect as of the date first hereinabove written.

PROPANC HEALTH GROUP CORPORATION

By:

Title:

[Note between Propanc and GHS Investments]